As filed with the Securities and Exchange Commission on July 25, 2017.
Registration No. 333-117813
Registration No. 333-117814
Registration No. 333-159009
Registration No. 333-186618

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-117813
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-117814
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159009
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-186618

UNDER THE SECURITIES ACT OF 1933

Reynolds American Inc.
(Exact name of registrant as specified in its charter)

North Carolina	20-0546644
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 North Main Street, Winston-Salem, North Carolina 27101
(Address of Principal Executive Offices) (Zip Code)

RAI 401k Savings Plan

Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan

Equity Incentive Award Plan for Directors of Reynolds American Inc. and Subsidiaries
(Full title of the plans)

McDara P. Folan, III
Senior Vice President, Deputy General Counsel and Secretary
Reynolds American Inc.
401 North Main Street
Winston-Salem, North Carolina 27101
(Name and address of agent for service)

(336) 741-2000
(Telephone number, including area code, of agent for service)

Copy to:

Philip A. Gelston, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Reynolds American Inc., a North Carolina corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

●
Registration Statement No. 333-117813, registering shares of Company common stock, par value of $0.0001 per share (“Common Stock”), issuable pursuant to the RAI 401k Savings Plan (the “RAI 401k Plan”, formerly known as the Reynolds American Capital Investment Plan), filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2004; as amended by Post-Effective Amendment No. 1, filed with the Commission on February 19, 2010, and Post-Effective Amendment No. 2, filed with the Commission on June 7, 2017;

●
Registration Statement No. 333-186618, registering additional shares of Common Stock issuable pursuant to the RAI 401k Plan, filed with the Commission on February 12, 2013, as amended by Post-Effective Amendment No. 1, filed with the Commission on June 7, 2017;

●
Registration Statement No. 333-117814, registering shares of Common Stock issuable pursuant to the Equity Incentive Award Plan for Directors of Reynolds American Inc. and Subsidiaries, filed with the Commission on July 30, 2004; and

●
Registration Statement No. 333-159009, registering shares of Common Stock issuable pursuant to the Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan (formerly known as the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan), filed with the Commission on May 6, 2009.

On January 16, 2017, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Company, British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales (“BAT”), BATUS Holdings Inc., a Delaware corporation and an indirect, wholly owned subsidiary of BAT, and Flight Acquisition Corporation, a North Carolina corporation and an indirect, wholly owned subsidiary of BAT (“Merger Sub”). On July 25, 2017, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the Company surviving the Merger as an indirect, wholly owned subsidiary of BAT.

In connection with the completion of the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all Common Stock and plan interests registered under the Registration Statements but not sold under the Registration Statements, if any, as of the filing date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on July 25, 2017.

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	Senior Vice President, Deputy General Counsel and Secretary

The RAI 401k Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other person who administers the RAI 401k Plan) has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on July 25, 2017.

RAI 401K SAVINGS PLAN

By:	/s/ Constantine E. Tsipis
	Name:	Constantine E. Tsipis
	Title:	Secretary, RAI Employee Benefits Committee